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                                                                      EXHIBIT 99


June 23, 1995
Page 1 of 2


                        AMERICAN CONSUMER PRODUCTS, INC.
                           ANNOUNCES THE SALE OF ITS
                            SHARON FASTENER DIVISION


         American Consumer Products, Inc., Solon, Ohio, announced today that it has sold substantially all of the assets of its Sharon Fastener division to Pawtucket Fasteners, L.P. of Pawtucket, Rhode Island.

         Originally established in 1949, Sharon is a well-known name in the hardware industry and offers a wide range of nut, bolt and screw products sold in package sizes designed for the needs of do-it-yourself consumers and contractors.

         Sharon's products will continue to be sold and serviced by ACPI's chain sales managers, national field sales force and telemarketing department and distributed to hardware, mass merchandise and DIY retailers across the United States.

         American Consumer Products, Inc. will receive a net cash purchase price of approximately $6,900,000 and will retain Sharon Fastener accounts receivable. In the fiscal year ended December 31, 1994, the Sharon Fastener division generated revenues of approximately $12,900,000.

         Stephan W. Cole, President of American Consumer Products, Inc., said, "The divestiture of the Sharon Fastener division will enable the Company to focus on the operation of its remaining businesses, including the rollout of its new Cole(R) key duplicating program and the implementation of its new operating systems."

         Pawtucket Fasteners, L.P. manufactures and distributes industrial fasteners through its Bell, Stillwater and Atlas divisions and consumer fasteners through its Philstone division. Pawtucket's products are sold primarily to industrial and hardware distributors across the United States and Canada. Founded in 1882, Pawtucket Fasteners is one of the oldest operating fastener companies in the United States.
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June 23, 1995                                                       Page 2 of 2



         American Consumer Products manufactures and distributes consumer hardware products through its Cole division and pet products through its Warren Pet division. The Company's products are sold primarily to hardware, mass merchandise and DIY retailers across the United States. ACPI's Boss Manufacturing subsidiary manufactures and distributes work, sport and garden gloves and sells boots, rainwear and safety products to retailers and to industry. Its Boss Balloon subsidiary sells balloons to mass merchants, discount stores and supermarkets.

         The Company's shares are traded on the over-the-counter National Market System under the NASDAQ symbol ACPI.


Contact:         Mr. Stephan W. Cole, President
                 American Consumer Products, Inc.
                 31100 Solon Road
                 Solon, Ohio  44139